                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                         ZENITH ELECTRONICS CORPORATION
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

-------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                  [COPYWHITE]

                         ANNUAL MEETING--APRIL 24, 1996

                                                                  March 18, 1996

Dear Fellow Stockholder:

     Your Board of Directors and management cordially invite you to attend the Annual Meeting of Stockholders of Zenith Electronics Corporation to be held on Wednesday, April 24, 1996, at 9:00 a.m. at Zenith's corporate offices, 1000 Milwaukee Avenue, Glenview, Illinois.

     At this meeting, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, stockholders will elect a Board of ten directors, ratify the selection of Arthur Andersen LLP as independent auditors for 1996, and act on two stockholder proposals if properly presented at the meeting.

     It is very important that your shares are represented and voted at the meeting. Accordingly, please sign, date and mail promptly the enclosed proxy in the envelope provided.

                                            Sincerely,

                                            [SIG]

                                            Albin F. Moschner

                      PLEASE SIGN, DATE AND MAIL PROMPTLY
                            THE ENCLOSED PROXY CARD.

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. THE IMMEDIATE RETURN OF YOUR PROXY WILL BE APPRECIATED.

                         ZENITH ELECTRONICS CORPORATION
            1000 MILWAUKEE AVENUE / / GLENVIEW, ILLINOIS 60025-2493

                            NOTICE OF ANNUAL MEETING

                                              Glenview, Illinois, March 18, 1996

To the Stockholders of ZENITH ELECTRONICS CORPORATION:

     The annual meeting of stockholders of ZENITH ELECTRONICS CORPORATION (the "Company"), a Delaware corporation, will be held at the principal executive offices of the Company, 1000 Milwaukee Avenue, Glenview, Illinois on Wednesday, April 24, 1996, at 9:00 a.m. for the following purposes:

          (1) To elect ten directors to hold office for a term of one year and thereafter until their successors shall have been duly elected and qualified.

          (2) To ratify the selection by the Board of Directors of Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 1996.

          (3) To act on two stockholder proposals which are set forth and described in the attached proxy statement, if such proposals are properly presented at the meeting.

          (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The record date for stockholders entitled to notice of and to vote at the meeting is March 1, 1996, at the close of business.

     A copy of the Company's annual report containing financial statements for the fiscal year ended December 31, 1995, is enclosed.

     It is desirable that as many stockholders as possible be represented at the meeting, in person or by proxy. Whether or not you expect to attend the meeting in person, please sign, date and mail the enclosed proxy card, which is being solicited by the Board of Directors of the Company. If you later wish to attend the meeting, you may then withdraw your proxy and vote your stock in person if you care to do so.

     Please sign, date and mail your proxy card in the enclosed postage-paid envelope.
                                            ZENITH ELECTRONICS CORPORATION

                                            Richard F. Vitkus
                                            Senior Vice President,
                                            General Counsel and Secretary

                         ZENITH ELECTRONICS CORPORATION
            1000 MILWAUKEE AVENUE / / GLENVIEW, ILLINOIS 60025-2493

                                PROXY STATEMENT

     The Board of Directors of ZENITH ELECTRONICS CORPORATION (the "Company") has designated the persons named in the enclosed proxy as a proxy committee to represent the stockholders of the Company of record as of March 1, 1996, who do not attend the annual meeting of stockholders to be held April 24, 1996, but who desire to have their stock represented and voted. The proxy and this proxy statement were first mailed to stockholders on or about March 18, 1996.

     The enclosed proxy is being solicited by and on behalf of the Board of Directors of the Company. The proxy will be voted by the proxy committee named therein, but may be revoked at any time before it is exercised. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the Annual Meeting, by giving written notice of revocation to the Secretary prior to the Annual Meeting or by appearing in person at the Annual Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to the Company, 1000 Milwaukee Avenue, Glenview, Illinois 60025-2493, Attention: Richard F. Vitkus, Senior Vice President, General Counsel and Secretary.

     A stockholder may, with respect to the election of directors (i) vote for the election of all ten nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating on the proxy. A stockholder may, with respect to each other matter specified in the notice of the meeting (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter or (iii) "ABSTAIN" from voting on the matter. Shares will be voted as instructed in the proxy on each matter submitted to stockholders. If no instructions are given, the proxy committee will vote the shares for the election of all ten nominees named herein as directors, for the ratification of the selection of the Company's independent auditors and against the stockholder proposals if such proposals are properly presented at the Annual Meeting.

     A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares voted to abstain as to a particular matter will not be considered non-voted shares.)

     Directors are elected by a plurality of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote in the election of directors. Accordingly, if a quorum is present at the Annual Meeting, the ten persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director nominee and non-voted shares in the election of directors will not affect the outcome of the election of directors. Approval of each other matter specified in the notice of the meeting requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on such matter. A vote to abstain from voting on such a matter will have the legal effect of a vote against such matter, although non-voted shares with respect to any such matter will not affect the determination of whether such matter is approved.

     If any person named in this proxy statement as a nominee for election as a member of the Board of Directors of the Company shall become unavailable for election for any reason, the proxy committee will vote the shares of stock represented by the proxies received by it for the election of such person as the Board of

Directors of the Company shall approve in substitution for such nominee or the Board of Directors may elect not to fill the vacancy and reduce the number of directors.

     As of the record date, LG Electronics Inc., a corporation organized under the laws of the Republic of Korea ("LGE"), is the beneficial owner of 36,569,000 shares of common stock of the Company representing approximately 57.7% of the shares entitled to be cast at the Annual Meeting and thus it effectively controls the election of directors, the approval of the selection of auditors and any other matters submitted to a vote of stockholders. LGE has advised the Company that it intends to vote all its shares in favor of (i) the nominees for director and (ii) the ratification and approval of the selection of auditors. LGE intends to vote against the two stockholder proposals described in this proxy statement.

                             LGE CHANGE IN CONTROL

     On November 8, 1995, a change in control of the Company occurred (the "LGE Change in Control"). On that date, the transactions contemplated by the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of July 17, 1995, between the Company and LGE were consummated. Pursuant to the Stock Purchase Agreement (i) LGE accepted for purchase 3,723,800 of the shares of the Company's common stock tendered pursuant to LGE's tender offer (the "Tender Offer") to purchase from the Company's stockholders up to 18,619,000 shares of the Company's common stock at $10.00 per share, (ii) LG Semicon Company, Ltd., a corporation organized under the laws of the Republic of Korea and a majority owned subsidiary of LGE ("LG Semicon"), accepted for purchase 14,887,000 of the shares of the Company's common stock tendered pursuant to the Tender Offer,
(iii) LGE purchased 3,300,000 newly issued shares of the Company's common stock from the Company at $10.00 per share, and (iv) LG Semicon purchased 13,200,000 newly issued shares of the Company's common stock from the Company at $10.00 per share. LGE is a leading international brand-name manufacturer of five main groups of products: televisions; audio and visual equipment; home appliances; computers and office automating equipment; and other products, including video displays, telecommunication products and components and magnetic media. LG Semicon is a manufacturer of semiconductors.

     LGE obtained substantially all the $70,238,000 necessary to pay for the shares of the Company's common stock purchased by it on November 8, 1995, through borrowings under a credit agreement dated October 31, 1995, (the "LGE Credit Agreement") between LGE and Cho Hung Bank, DKB Asia Limited, The Korea Development Bank and Societe Generale Asia Limited, as arrangers (the "Arrangers"), the other lenders party thereto and Cho Hung Bank, London Branch, as agent (the "Agent"). The LGE Credit Agreement provides for two facilities:
(i) a $17,625,000 revolving term loan facility (the "LGE Tranche A Revolving Credit Facility") and (ii) a $52,375,000 revolving term loan facility (the "LGE Tranche B Revolving Credit Facility" and, together with the LGE Tranche A Revolving Credit Facility, the "LGE Credit Facilities"). The proceeds of the LGE Credit Facilities were used to finance LGE's acquisition of the shares of the Company's common stock purchased by it on November 8, 1995, and to pay related fees and expenses. Loans under the LGE Credit Facilities will mature on the date falling five years from the first drawdown for the relevant tranche. All loans under the LGE Credit Agreement will bear interest at a rate per annum equal to the London Interbank Offered Rate ("LIBOR") (as determined by procedures set forth in the LGE Credit Agreement) plus a margin of 0.40%. LGE paid the Arrangers, the other lenders and the Agent certain fees which are customary for similar types of financings, including a front-end fee, a commitment on the undrawn portion of each of the LGE Credit Facilities and an annual agent's fee under each of the LGE Credit Facilities. LGE may voluntarily repay any loans, in whole or in part, under the LGE Credit Facilities at the end of each interest period in minimum principal amounts of $20 million. The commitments of the lenders to provide credit under the LGE Credit Agreement terminated on the date falling three months after the agreement date. The LGE Credit Agreement contains customary representations and warranties, affirmative and negative covenants, events of default and other terms and conditions. The obligations of each of the lenders to provide credit under the LGE Credit Agreement were subject to various conditions precedent, including but not limited to: (i) board resolutions, Articles of Incorporation and Korean Commercial Registry extracts; (ii) resolutions, authorizations, approvals, consents and licenses, including the foreign exchange approvals; (iii) satisfactory legal opinions; (iv) accuracy of representations and warranties in all material respects; and (v) absence of default or an event of default.

     LG Semicon obtained $210,000,000 of the $280,952,000 necessary to pay for the shares of the Company's common stock purchased by it on November 8, 1995, through borrowings under a credit agreement dated October 31, 1995, (the "LG Semicon Credit Agreement") between LG Semicon, the Arrangers, the other lenders party thereto and the Agent with the balance from internal sources. The LG Semicon Credit Agreement provides for two facilities: (i) a $52,875,000 revolving term loan facility (the "LG Semicon Tranche A Revolving Credit Facility") and (ii) a $157,125,000 revolving term loan facility (the "LG Semicon Tranche B Revolving Credit Facility" and, together with the LG Semicon Tranche A Revolving Credit Facility, the "LG Semicon Credit Facilities"). The proceeds of the LG Semicon Credit Facilities were used to finance LG Semicon's acquisition of the shares of the Company's common stock purchased by it on November 8, 1995, and to pay related fees and expenses. Loans under the LG Semicon Credit Facilities will mature on the date falling five years from the first drawdown for the relevant tranche. All loans under the LG Semicon Credit Agreement will bear interest at a rate per annum equal to LIBOR (as determined by procedures set forth in the LG Semicon Credit Agreement) plus a margin of 0.40%. LG Semicon paid the Arrangers, the other lenders and the Agent certain fees which are customary for similar types of financings, including a front-end fee, a commitment fee on the undrawn portion of each of the LG Semicon Credit Facilities and an annual agent's fee under each of the LG Semicon Credit Facilities. LG Semicon may voluntarily repay any loans, in whole or in part, under the LG Semicon Credit Facilities at the end of each interest period in minimum principal amounts of $20 million. The commitments of the lenders to provide credit under the LG Semicon Credit Agreement terminated on the date falling three months after the agreement date. The LG Semicon Credit Agreement contains customary representations and warranties, affirmative and negative covenants, events of default and other terms and conditions. The obligations of each of the lenders to provide credit under the LG Semicon Credit Agreement were subject to various conditions precedent, including but not limited to: (i) board resolutions, Articles of Incorporation and Korean Commercial Registry extracts;
(ii) resolutions, authorizations, approvals, consents and licenses, including the foreign exchange approvals; (iii) satisfactory legal opinions; (iv) accuracy of representations and warranties in all material respects; and (v) absence of default or an event of default.

     In the Stock Purchase Agreement, LGE and the Company agreed that, following the closing of the transactions contemplated by the Stock Purchase Agreement, the Board of Directors of the Company would consist of ten directors, one of such directors to be the Company's President and Chief Executive Officer, three of such directors to be independent directors of the Company prior to such closing and six of such directors to be persons designated by LGE and that the Company would use its best efforts to cause the other directors of the Company to resign. Pursuant to such agreement, immediately after the closing of such transactions, the Board of Directors of the Company consisted of Albin F. Moschner (the Company's President and Chief Executive Officer), T. Kimball Brooker, Andrew McNally IV and Peter S. Willmott (directors of the Company prior to completion of such transactions) and Hun Jo Lee, Cha Hong Koo, Yong Nam, Nam
K. Woo, Ki-song Cho and Eugene B. Connolly (directors designated by LGE).

                             ELECTION OF DIRECTORS

     The terms of all of the directors expire at the 1996 Annual Meeting.

     At its January 23, 1996 meeting, the Board nominated the following for election to the Board for a one year term: T. Kimball Brooker, Ki-song Cho, Eugene B. Connolly, Robert A. Helman, Cha Hong (John) Koo, Hun Jo Lee, Andrew McNally IV, Albin F. Moschner, Yong Nam, and Peter S. Willmott. Each of the nominees for election to the Board is a current director of the Company except for Mr. Helman who has been nominated to replace Mr. Nam K. Woo, who is not standing for re-election to the Board.

     The affirmative vote of a plurality of the votes cast by the holders of the common stock present in person or represented by proxy and entitled to vote thereon is necessary to elect a director.

NOMINEES FOR ELECTION AS DIRECTORS

                                           DIRECTOR
              NAME                  AGE     SINCE                 BACKGROUND INFORMATION
---------------------------------   ---    --------    ---------------------------------------------
T. Kimball Brooker...............   56       1989      President, Barbara Oil Company (investments
                                                       and oil and gas exploration) since 1989;
                                                       Managing Director, Chicago Office, Morgan
                                                       Stanley & Company, Incorporated, 1978-1988.
                                                       Also Director of Cutler Oil & Gas
                                                       Corporation, Arthur J. Gallagher & Company
                                                       and Miami Corporation.
Ki-song Cho......................   46       1995      Managing Director, Corporate Planning &
                                                       Coordination, LG Electronics Inc. since March
                                                       1995; Executive Director, Strategic Planning
                                                       Division, LG Electronics Inc. from 1992 to
                                                       1995; Employed by the Strategic Planning
                                                       Division, LG Electronics Inc. from 1989 to
                                                       1992.
Eugene B. Connolly...............   63       1995      Chairman and Chief Executive Officer of USG
                                                       Corporation (building products) and employed
                                                       in varying capacities with USG Corporation
                                                       and its affiliates since 1958; also Director
                                                       of USG Corporation, U.S. Can Corporation, the
                                                       Pepper Companies, Inc. and LaSalle National
                                                       Bank; Advisory Board member of Good Shepherd
                                                       Hospital, Kellogg Graduate School of
                                                       Management, Northwestern University and
                                                       Indiana University School of Business.
Robert A. Helman.................   62       --        Partner in the law firm of Mayer, Brown &
                                                       Platt since 1967; also Director of The
                                                       Horsham Corporation, Northern Trust
                                                       Corporation, Chicago Stock Exchange and
                                                       Alberta Natural Gas Company.
Cha Hong (John) Koo..............   49       1995      President and Chief Executive Officer of LG
                                                       Electronics Inc. since 1996; President in
                                                       1995; Executive Vice President from 1991 to
                                                       1994; Senior Managing Director from 1988 to
                                                       1991.
Hun Jo Lee.......................   63       1995      Chairman of the Board, Zenith Electronics
                                                       Corporation since 1995; Chairman, LG Academy
                                                       (training facility) since March 1996;
                                                       Chairman and Chief Executive Officer of LG
                                                       Electronics Inc. from 1994 to February 1996;
                                                       Vice-Chairman and Chief Executive Officer
                                                       from 1993 to 1994; President and Chief
                                                       Executive Officer from 1989 to 1993.
Andrew McNally IV................   56       1990      Chairman and Chief Executive Officer since
                                                       1993, President and Chief Executive Officer,
                                                       1978-1993, Rand McNally & Company (printing,
                                                       publishing and map making). Also Director of
                                                       Allendale Mutual Insurance Company, Hubbell
                                                       Incorporated, Mercury Finance Company, Morgan
                                                       Stanley Open-end Funds and Borg-Warner
                                                       Security Corporation.

                                           DIRECTOR
              NAME                  AGE     SINCE                 BACKGROUND INFORMATION
---------------------------------   ---    --------    ---------------------------------------------
Albin F. Moschner................   43       1992      President and Chief Executive Officer since
                                                       1995; President and Chief Operating Officer
                                                       and member of the Office of the Chairman
                                                       1993-1995, Senior Vice President, Operations
                                                       and member of the Office of the President,
                                                       1991-1993, Zenith Electronics Corporation;
                                                       Chief Operating Officer, Tricord Systems Inc.
                                                       (computer manufacturer), 1990-1991; Chief
                                                       Operating Officer, ETA Systems, Inc.
                                                       (computer manufacturer), 1988-1989. Also
                                                       Director of Pella Corporation and Polaroid
                                                       Corporation; Advisory Board member of Kellogg
                                                       Graduate School of Management, Northwestern
                                                       University.
Yong Nam.........................   47       1995      Senior Managing Director of LG Electronics
                                                       Inc. since 1996; Managing Director from 1993
                                                       to 1995; Executive Managing Director from
                                                       1989 to 1993.
Peter S. Willmott................   58       1990      Chairman of the Board, MacFrugal's Bargains
                                                       Close-outs Inc. (retailing) since 1990;
                                                       Chairman and Chief Executive Officer,
                                                       Willmott Services, Inc. (retailing,
                                                       consulting and investing) since 1989;
                                                       Chairman, President and Chief Executive
                                                       Officer, Carson Pirie Scott & Company (retail
                                                       and food service industries), 1983-1989. Also
                                                       Director of Browning-Ferris Industries, Inc.,
                                                       Federal Express Corporation, International
                                                       Multifoods Corporation, Maytag Corporation
                                                       and Morgan Keegan & Company, Inc.

     Mr. Helman is a partner in the law firm of Mayer, Brown & Platt which has provided from time to time in the past, and may continue to provide, legal services to the Company and its subsidiaries. Mayer, Brown & Platt also provides legal services to LGE. Messrs. Cho, Koo, Lee and Nam are employees of LGE which is the beneficial owner of approximately 57.7% of the Company's stock and which has been in the past and is expected to continue to be a significant customer and supplier of the Company. See "Related Transactions." USG Corporation, of which Mr. Connolly is Chairman and Chief Executive Officer, implemented a "prepackaged" plan of reorganization under the federal bankruptcy laws on May 6, 1993.

            BOARD AND COMMITTEE MEETINGS AND DIRECTORS' COMPENSATION

     To permit the Board of the Company to more efficiently discharge its duties, the Company has three standing Board Committees: the Executive Committee, the Audit Committee and the Organization and Compensation Committee. Committee membership and functions are set out below. The Company does not have a nominating committee.

     The Executive Committee, which currently consists of Messrs. Koo (Chairman), Brooker, Cho, Connolly, Moschner and Willmott, met four times in 1995. When the Board is not in session, the Executive Committee has all of the authority of the Board except with respect to certain matters such as amendments of the Restated Certificate of Incorporation or by-laws, mergers, dispositions of substantially all of the assets of the Company, dissolution of the Company, declaration of dividends or the election, compensation or removal of officers of the Company or members of the Committee. In addition to the aforesaid authority, the functions of the Executive Committee are to review and provide advice on financial issues, review forecasts, budgets and financing plans, approve terms and conditions of any debt, equity or other financing, review proposed agendas for meetings of the Board and determine the form and scope of historical and forward-looking financial data and the frequency with which such data is supplied to the Board.

     The Audit Committee of the Board of Directors, which currently consists of Messrs. McNally (Chairman), Brooker and Willmott, met two times in 1995. The Committee nominates the Company's independent auditors and reviews the auditing engagement, the fees charged by the independent auditors, the Company's internal auditing program and will regularly review and monitor significant transactions between the Company and LGE.

     The Organization and Compensation Committee, which currently consists of Messrs. Connolly (Chairman), McNally and Woo, met five times in 1995. The Committee establishes compensation policies, as well as salary ranges, salaries and annual incentive awards for executives. In addition, the Committee approves employment contracts and authorizes grants of stock and stock options under Zenith stock incentive plans.

     The Company's Board of Directors met ten times during 1995. All of the incumbent directors attended 100% of the meetings of the Board and of the Committees of which they were members.

     Directors of the Company who are also employees of the Company, of LGE or its affiliates receive no remuneration for serving on the Board or on any Committees. Other directors are compensated at the rate of $18,000 per year, payable in quarterly installments, plus 1,000 shares of Company common stock per year to be issued annually on the first Tuesday of December, plus an option to purchase 2,000 shares of Company common stock per year to be issued annually on the day following the annual meeting of stockholders at the market price on such date. The issuance of shares and options are provided for in the Non-Employee Directors' Stock Plan approved by stockholders in 1992. The Chairman of the Audit Committee and the Organization and Compensation Committee each receives $2,000 annually for serving in those capacities. In addition, directors who are not employees of the Company, LGE or its affiliates receive $1,000 for each Board meeting and for each Committee meeting attended. All directors are entitled to be reimbursed for their expenses for attending Board or Committee meetings. In 1987 the Company adopted a Contingent Compensation Plan for non-employee directors which was replaced by the Non-Employee Directors' Stock Plan in 1992. The number of phantom stock appreciation units granted to each named non-employee director in previous years under the Contingent Compensation Plan (all of which are vested) are as follows: Mr. Brooker, 3,000; Messrs. McNally and Willmott, 2,000. The units are valued at the closing price of the Company's common stock on the date of grant. Participants are paid for each unit the amount by which the average price of a share of the Company's common stock over the 20 trading days immediately preceding the distribution date exceeds the grant price. Distributions may be, at the election of the participant, in a lump sum, in five annual installments or ten annual installments commencing on the distribution date. Participants may elect a distribution date which is two years from the date of grant, or 30 days after the participant ceases to be a director, or a specified date not earlier than the participant's 65th birthday. Except for $143.75 distributed to Mr. McNally in exchange for 1,000 units, no amounts have been distributed to current directors pursuant to the Contingent Compensation Plan.

     Directors who are not employees of the Company, LGE or its affiliates participate in the Directors' Retirement Plan which provides for an annual retirement benefit of $11,000 for such directors who have served on the Board for five years and who retire after the age of 62. For purposes of the Directors' Retirement Plan, years of service on the Board do not include periods during which the director is a salaried officer of the Company or a subsidiary. The benefit is payable in equal quarterly installments during the director's lifetime for a period equal to but not in excess of the number of years of service on the Board. In the event of a change in control of the Company, directors not continuing after a change in control but otherwise entitled to retirement benefits under the Directors' Retirement Plan are entitled to receive, in a lump sum, the discounted present value of those benefits.

     Directors who are not employees of the Company, LGE or its affiliates have change in control agreements with the Company which provide that in the event of a change in control of the Company, the directors will be paid a lump sum amount equal to the quarterly installments of their annual fee from the date of the change in control to the next scheduled annual meeting. "Change in control" for purposes of the aforesaid agreements and the Directors' Retirement Plan is defined as the acquisition by a third party of shares entitled to cast 25% or more of the votes that may be cast for directors, or a tender offer or other transaction resulting in the persons who were directors prior to the transaction ceasing to constitute a majority of the Board.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following lists the beneficial ownership of the Company's common stock, of all persons who are known by the Company, as of March 1, 1996, to beneficially own more than five percent of the outstanding shares of the common stock of the Company:

                                                                                              PERCENT
                                                                     AMOUNT AND NATURE          OF
             NAME AND ADDRESS OF BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP    CLASS(1)
---------------------------------------------------------------   -----------------------    ---------
LG Electronics Inc.............................................          36,569,000(2)         57.7%
20 Yoido-dong
Youngdungpo-gu
Seoul 150-721 Korea

------------
(1) Percentages based on shares issued and outstanding on March 1, 1996.

(2) Such amount includes 8,473,800 shares beneficially owned directly by LGE as to which LGE has sole voting and dispositive power and 28,095,200 shares beneficially owned by LG Semicon as to which LG Semicon and LGE have shared voting and dispositive power.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The directors and executive officers of the Company as a group beneficially own 1% of the Company's common stock. No director or nominee for election as a director or executive officer owns in excess of 1% of the Company's common stock. The following table lists the number of shares of the Company's common stock beneficially owned as of March 1, 1996, by each director of the Company and each nominee for election as a director of the Company, each of the individuals named in the Summary Compensation Table below and the directors and all six individuals serving as executive officers of the Company on December 31, 1995, as a group.

                           AMOUNT AND NATURE OF
                           BENEFICIAL OWNERSHIP
                         -------------------------
                                      OBTAINABLE
                                     THROUGH STOCK
  NAME OF BENEFICIAL                    OPTION
          OWNER          OWNED(1)     EXERCISE(2)
-----------------------  --------    -------------
T. Kimball Brooker.....   10,000          8,000
Ki-song Cho............        0              0
Eugene B. Connolly.....    1,000              0
Robert A. Helman.......        0              0
Cha Hong (John) Koo....        0              0
Hun Jo Lee.............        0              0
Andrew McNally IV......    7,000          8,000
Albin F. Moschner......   60,621        155,000
Yong Nam...............        0              0
Peter S. Willmott......   25,000          8,000

                           AMOUNT AND NATURE OF
                           BENEFICIAL OWNERSHIP
                         -------------------------
                                      OBTAINABLE
                                     THROUGH STOCK
  NAME OF BENEFICIAL                    OPTION
         OWNER           OWNED(1)     EXERCISE(2)
-----------------------  --------    -------------
Nam K. Woo.............        0              0
Kell B. Benson.........    4,775         52,000
Gerald M. McCarthy.....   36,240        118,000
Willard C. McNitt......      484         23,000
Jerry K. Pearlman......    1,279        205,000
Philip S. Thompson.....        0         55,000
Richard F. Vitkus......    3,000         30,500
Directors and All
  Executive Officers as
  a Group (16
  persons).............  151,545        483,000

------------
(1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2) Includes shares of common stock which, as of March 1, 1996, were subject to outstanding stock options exercisable within 60 days.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following Summary Compensation Table sets forth, for the periods indicated, the cash compensation and certain other components of compensation of those persons who were, at December 31, 1995, the chief executive officer of the Company and the other four most highly compensated executive officers of the Company. The table also includes the retired Chief Executive Officer of the Company, Jerry K. Pearlman, who retired as an active employee in April 1995, and a former executive officer of the Company, Kell B.

Benson, whose compensation would have placed him in the group of the four other most highly compensated officers of the Company had he been an executive officer as of December 31, 1995. Those listed in the table are hereinafter referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                 LONG-TERM COMPENSATION AWARDS
                              ------------------------------------------   ---------------------------------
                                                            OTHER           RESTRICTED        SECURITIES
 NAME AND PRINCIPAL                                         ANNUAL            STOCK           UNDERLYING           ALL OTHER
      POSITION         YEAR   SALARY($)   BONUS($)    COMPENSATION($)(1)   AWARDS($)(2)   OPTIONS/SARS(#)(3)   COMPENSATION($)(4)
---------------------  ----   ---------   --------    ------------------   ------------   ------------------   ------------------
Jerry K. Pearlman....  1995    158,333          0                 0                 0                0              1,659,497
Retired Chairman and   1994    458,333          0                 0           403,124           35,000                 27,500
  Chief
Executive Officer      1993    450,000          0                 0                 0           35,000                 27,000
Albin F. Moschner....  1995    423,333          0           345,000                 0           90,000                 25,400
President and Chief    1994    276,667          0                 0           525,002           25,000                 16,600
Executive Officer      1993    231,667          0                 0                 0           15,000                 13,900
Kell B. Benson.......  1995    143,937          0                 0                 0           20,000                581,357
Former Senior Vice     1994    157,833          0                 0                 0           12,000                  9,470
President Finance and  1993    154,485          0                 0                 0           10,000                  9,269
Chief Financial
  Officer
Gerald M. McCarthy...  1995    221,250          0           200,000                 0           30,000                 13,275
Executive Vice         1994    212,000          0                 0           207,496           17,000                 12,720
  President-
Sales and Marketing    1993    191,333          0                 0                 0           15,000                 11,480
  and
President, Zenith
  Sales
Company
Willard C. McNitt....  1995    139,333          0                 0                 0           12,000                  8,360
Vice                   1994    123,000     15,000                 0                 0            8,000                  7,380
  President-Treasurer
  and
Acting Chief           1993    120,500          0                 0                 0            6,000                  7,230
  Financial
Officer
Philip S. Thompson...  1995    181,500     40,000(5)              0                 0           25,000                  4,590
Senior Vice            1994     68,181     20,000(5)              0                 0           30,000                      0
  President-
Operations             1993          0          0                 0                 0                0                      0
Richard F. Vitkus....  1995    191,000     60,000(5)              0                 0           22,500                  4,335
Senior Vice            1994     95,312     20,650(5)              0                 0            8,000                      0
  President-
General Counsel and    1993          0          0                 0                 0                0                      0
Secretary

------------
(1) Other Annual Compensation does not reflect the value of perquisites and other personal benefits since such compensation does not exceed minimum disclosure thresholds. For Messrs. Moschner and McCarthy, the amounts represent payments by the Company for taxes resulting from the vesting of restricted stock in connection with the LGE Change in Control.

(2) The restricted stock value shown in the table is based on the closing price of the Company's common stock on the date of grant. As of December 31, 1995, Mr. Moschner held an aggregate of 56,757 shares of restricted stock valued at $390,204 and Mr. McCarthy held an aggregate of 32,432 shares of restricted stock valued at $222,970. All of the restricted stock held by Mr. Moschner and Mr. McCarthy vested on November 8, 1995, in connection with the LGE Change in Control. Mr. Pearlman forfeited his restricted stock upon his retirement.

(3) All options vested as a result of the LGE Change in Control.

(4) The amounts included in this column reflect the annual contribution to the Company's defined contribution plan for each Named Executive Officer and for Messrs. Pearlman, Moschner and McCarthy, contractual excess retirement benefits, in the amount of $500, $16,400 and $4,275, respectively for the year 1995. For Mr. Pearlman, the 1995 amount includes the present value of his retirement benefits. See "Employment Agreements." For Mr. Benson, the 1995 amount reflects severance benefits paid to him under his change in control agreement.

(5) Pursuant to separate agreements with Messrs. Thompson and Vitkus relating to their initial employment, the bonus amounts shown for 1994 and 1995 were guaranteed.

EMPLOYMENT AGREEMENTS

     In connection with Mr. Pearlman's retirement as Chief Executive Officer on April 25, 1995, the Company and Mr. Pearlman entered into a consulting agreement pursuant to which Mr. Pearlman will perform consulting services for the Company and agree not to compete with the Company during the period commencing on May 1, 1995, the day following his ceasing to be an employee of the Company, and ending on March 31, 2004. He will be available to the Company for up to 10 days during any calendar quarter. Mr. Pearlman's non-competition agreement is on a worldwide basis and extends to all consumer home entertainment electronic hardware industries in which the Company currently competes. In the event that the Company does not utilize Mr. Pearlman's consulting services for more than 10 days during any 12-month period after May 1, 1998, his non-competition agreement will terminate. As compensation for his consulting services, Mr. Pearlman receives $18,000 per month, less the cost of certain medical and dental insurance premiums, during the term of the agreement and such payments would be accelerated in the event of Mr. Pearlman's death prior to the expiration of the agreement. An amount equal to the present value of the unpaid consulting compensation will be deposited into a grantor trust in three future installments. The monthly payments of such consulting compensation will be made to Mr. Pearlman as they become due. In addition, Mr. Pearlman's stock options were amended so that his unexercisable options became fully exercisable upon his retirement and the exercise period of all of his unexercised options were extended from two years to three years following retirement, as permitted by the 1987 Zenith Stock Incentive Plan. Mr. Pearlman's restricted stock was forfeited upon his retirement. The amount of approximately $4,600 per month payable to Mr. Pearlman pursuant to the Company's Supplemental Executive Retirement Income Plan over a 15-year period commencing May 1, 1995, was increased so that he will be paid during such period at the rate of $6,480 per month. In addition, the Company automobile used by Mr. Pearlman was transferred to him on January 1, 1996, and he will be provided certain life insurance coverage during the consulting period.

     All of the Named Executive Officers (other than Messrs. Pearlman and Benson) have employment agreements which provide, during the period of employment and for a period of ten years thereafter, a death benefit in the amount of one and one-half times the individual's salary. At the end of each of the ten years following the cessation of employment, the amount of death benefit decreases by ten percent of the original amount. The agreements also provide supplemental long-term disability benefits in the amount of two-thirds of the amount by which the individual's base salary exceeds the maximum insured salary under the Company's long-term disability program. The supplemental long-term disability benefits are currently limited to $52,000 per year. All of the employment contracts also provide that the Company will pay to the employee, pursuant to the contract, the amount by which the benefits payable under the Company's retirement plan ("Zenith Salaried Profit Sharing Retirement Plan") exceed the benefit limitations imposed by the Employee Retirement Income Security Act or the Internal Revenue Code. This latter benefit is incorporated into the Zenith Electronics Corporation Supplemental Salaried Profit Sharing Retirement Plan. Upon termination of employment other than for cause, the Named Executive Officer (other than Messrs. Pearlman and Benson) will be entitled to receive separation payments equal to his salary effective as of the date of termination for a period of 90 days.

TERMINATION AND CHANGE OF CONTROL AGREEMENTS

     Agreements between the Company and its executive officers, which were amended as of April 4, 1995, provide for severance pay and benefits in the event of termination of employment within two years after a change in control of the Company. The agreements define severance pay as the highest monthly salary in the three years preceding termination plus one-twelfth of the annual incentive award which the employee would have received in the year of termination, assuming performance at the target award level.

     Under the agreements, severance pay and benefits will not be paid if employment is terminated because of death, retirement or disability, or by the Company for cause, or by the employee other than for good reason. The agreements provide for a lump sum payment equal to 36 months severance pay. In addition, the agreements provide for acceleration of vesting of options and restricted stock upon a change in control, without regard to whether termination of employment has occurred. As a result of the LGE Change in Control, all options and restricted stock have vested. For other long-term incentive programs, the agreements provide for payment upon a change in control (without regard to termination of employment), equal to the value of any Company shares subject to such award and the amount of any cash long-term incentive award to which the executive would have been entitled, determined as if the executive remained employed for the entire measuring period and all target levels were achieved. Other provisions of the agreements require the Company to maintain for the benefit of the employee, for a period of two years after his termination, all employee benefits including group medical and dental, health and accident, long term disability and group life insurance as well as any executive insurance program in which the employee was participating at the time of his termination. The agreement of Albin F. Moschner, President and Chief Executive Officer of the Company, provides for payment of an amount sufficient to put him in the same after-tax position as if no excise taxes imposed by Section 4999 of the Internal Revenue Code ("Section 4999") had been imposed on any payments which are contingent on a change in control and which equal or exceed three times Mr. Moschner's average taxable compensation for the prior five years or his period of employment. The agreements of the other executive officers (except for Gerald M. McCarthy, Executive Vice President, Sales and Marketing of the Company) provide that the maximum amount payable is limited to $1.00 less than the maximum amount that could be paid without subjecting the executive to the excise tax under Section 4999. Mr. McCarthy's agreement does not provide for any limitation or any payment in the event he is subject to excise taxes imposed by Section 4999. The Company is obligated under the agreements to reimburse the employee for legal fees and expenses incurred in successfully enforcing the agreement.

     Because the LGE Change in Control constitutes a change in control under the agreements, the Company will be obligated to pay severance payments to each executive officer who was a party to such agreement prior to the LGE Change in Control if the employment of such executive officer is terminated prior to November 8, 1997, unless termination is for the reasons described above. Assuming that the executive officer in question is terminated, the Company will owe $4,287,298 to Mr. Moschner and $1,285,229 to Mr. McCarthy, based on the current determination of their severance pay, and $412,601 to Willard C. McNitt, $799,061 to Philip S. Thompson and $750,000 to Richard F. Vitkus pursuant to such agreements.

OPTION/SAR GRANTS IN 1995

     Shown below is information on grants of options to purchase common stock to the Named Executive Officers made in 1995. No stock appreciation rights (SARs) were granted to the Named Executive Officers during 1995.

                          NUMBER OF SECURITIES       PERCENT OF TOTAL     EXERCISE OR                  GRANT DATE
                         UNDERLYING OPTIONS/SARS   OPTIONS/SARS GRANTED   BASE PRICE     EXPIRATION     PRESENT
          NAME                GRANTED(#)(1)        TO EMPLOYEES IN 1995   ($/SHARE)(2)      DATE       VALUE($)(3)
------------------------------------------------   --------------------   -----------    ----------    ----------
Jerry K. Pearlman........               0                     0                   0             N/A            0
Albin F. Moschner........          90,000                  12.9%            $ 7.125       4/10/2005     $409,500
Kell B. Benson...........          20,000(4)                2.8%              7.125       4/10/2005       91,000
Gerald M. McCarthy.......          30,000                   4.3%              7.125       4/10/2005      136,500
Willard C. McNitt........          12,000                   1.7%              7.125       4/10/2005       54,600
Philip S. Thompson.......          25,000                   3.6%              7.125       4/10/2005      113,750
Richard F. Vitkus........          22,500                   3.2%              7.125       4/10/2005      102,375

------------
(1) All options granted and reported in this table have the following terms: each option vests over a two-year period, with 50% of the shares becoming exercisable at the beginning of the second year after the date of grant and with the entire option becoming exercisable at the end of the second year. However, all options vested as a result of the LGE Change in Control.

(2) Exercise price is the fair market value of the common stock on the date of grant.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. In calculating the grant date present values set forth in the table, a factor of 36% has been assigned to the volatility of the common stock based on the average of the rolling seven and ten week daily stock market quotations for the two years preceding the date of grant adjusted for the bid and ask spread, no dividend yield on the common stock has been assumed, the risk-free rate of return has been fixed at 7.08%, the rate for a ten year U.S. Treasury Note on the date of grant and the exercise of the options has been assumed to occur at the end of the actual option term of ten years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the actual value, if any, an executive may realize will depend on the common stock price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(4) The options granted to Mr. Benson expired on February 15, 1996.

AGGREGATED OPTION/SAR EXERCISES IN 1995 AND YEAR-END OPTION/SAR VALUES

     Shown below is information concerning the exercise in 1995 of options to purchase Company common stock by the Named Executive Officers and the unexercised options to purchase Company common stock held by the Named Executive Officers at December 31, 1995. No Named Executive Officers exercised SARs in 1995 and no such Officer currently holds any SARs.

                                    SHARES                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                   ACQUIRED                 UNDERLYING UNEXERCISED            IN-THE-MONEY
                                      ON       VALUE        OPTIONS/SARS AT FISCAL       OPTIONS/SARS AT FISCAL
                                   EXERCISE   REALIZED           YEAR-END(#)                 YEAR-END($)(2)
              NAME                   (#)        ($)      EXERCISABLE/UNEXERCISABLE(1)   EXERCISABLE/UNEXERCISABLE
---------------------------------  --------   --------   ----------------------------   -------------------------
Jerry K. Pearlman................      0          0                205,000/0                        0
Albin F. Moschner................      0          0                155,000/0                        0
Kell B. Benson...................      0          0                 52,000/0                        0
Gerald M. McCarthy...............      0          0                118,000/0                        0
Willard C. McNitt................      0          0                 23,000/0                        0
Philip S. Thompson...............      0          0                 55,000/0                        0
Richard F. Vitkus................      0          0                 30,500/0                        0

------------
(1) All options vested as a result of the LGE Change in Control. The options granted to Mr. Benson expired on February 15, 1996.

(2) The exercise price of all options held by the Named Executive Officers exceeds $6.875 (the closing price of the Company's common stock on December 29, 1995).

PENSION PLAN TABLE

     The following table reflects the annual benefits which would be received under the Zenith Electronics Corporation Supplemental Executive Retirement Income Plan (the "SERP") by a participant who retires at age 65 with at least ten years of service.

                                                               YEARS OF SERVICE
                                   -------------------------------------------------------------------------
FINAL AVERAGE PAY                     10           15           20           25           30           35
-----------------                  --------     --------     --------     --------     --------     --------
   $250,000.....................   $ 20,488     $ 36,997     $ 52,612     $ 67,221     $ 57,066     $ 45,637
    300,000.....................     27,550       47,361       66,099       83,629       71,444       57,729
    350,000.....................     34,612       57,725       79,585      100,038       85,822       69,821
    400,000.....................     41,675       68,089       93,072      116,447      100,200       81,914
    450,000.....................     48,737       78,453      106,559      132,856      114,577       94,006
    500,000.....................     55,799       88,817      120,046      149,264      128,955      106,098
    550,000.....................     62,861       99,180      133,533      165,672      143,333      118,190
    600,000.....................     69,924      109,544      147,020      182,082      157,711      130,282
    650,000.....................     76,986      119,908      160,507      198,491      172,089      142,374
    700,000.....................     84,048      130,272      173,994      214,899      186,467      154,466
    750,000.....................     91,110      140,636      187,481      231,308      200,844      166,558
    800,000.....................     98,172      151,000      200,968      247,717      215,222      178,650
    850,000.....................    105,235      161,364      214,455      264,126      229,600      190,742

     The SERP has been designed to provide the actuarial equivalent value of a straight life annuity, where each annual payment equals 50 percent of the participant's "final average pay" (where "final average pay" equals the average of the participant's last five years of base salary plus annual bonus, as reflected in the Summary Compensation Table). The "final average pay" of Messrs. Moschner and McCarthy (currently the only participants in the SERP) as of December 31, 1995, is $307,542 and $201,533, respectively.

     The amounts appearing in the table reflect the reduction in the SERP amount attributable to the following SERP offsets: (1) benefits provided under the Zenith Salaried Profit Sharing Retirement Plan; (2) benefits provided under the Zenith Electronics Corporation Supplemental Salaried Profit Sharing Retirement Plan; and (3) primary social security benefits. The July 1994 grant of restricted stock under this plan vested as a result of the LGE Change in Control and no longer serves as an offset to the final benefit.

     The SERP benefits are reduced for all participants who, as of the date of retirement, have less than 25 years of credited service (participants who have less than ten years of credited service at retirement are not eligible to receive any SERP benefits). As of December 31, 1995, Messrs. Moschner and McCarthy had 4 and 30 years of credited service, respectively. The SERP benefits also are reduced in the event a participant retires prior to age 65 (a participant who retires prior to age 55 is not eligible to receive SERP benefits).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following is the report of the Organization and Compensation Committee on 1995 executive compensation:

                                 BASE SALARIES

     Base salaries for Zenith executives represent compensation for the execution of defined job accountabilities. Using market data from several nationally recognized executive compensation surveys, base salaries and salary range midpoints are annually compared to peer level positions in companies of similar size in the electrical/electronics and consumer durables industries including four of the six companies used in the peer group in the performance graph below.

     The executive officers' base salaries and salary range midpoints, including those of the Chief Executive Officer, were targeted below the relevant median salary of comparison group companies.

     In April 1995, Mr. Pearlman retired from his position of Chief Executive Officer of the Company. At that time, Mr. Moschner was promoted from his position of President and Chief Operating Officer to President and Chief Executive Officer and received a promotional increase of $185,000 which brought his base salary to the targeted level for the new position.

     In August 1995, the Committee met to review the executive officers' salaries for base salary increases. Base salary increases are determined based on individual performance and the economic conditions of the Company. The Committee approved increases for all executive officers which maintained the targeted position when matched with comparison group companies. The increases for all executives with the exception of Messrs. Moschner and Benson were effective in December 1995. Mr. Benson left the Company in November 1995. Mr. Moschner received an increase of $25,000 effective January 1996.

                               ANNUAL INCENTIVES

     Annual incentives are the vehicle to recognize and reward accomplishments in a given year. Using the same survey sources as consulted for base salaries, annual incentive target awards are compared with peer level positions' awards in companies of similar size and industry. Target payouts for Zenith executives are defined as a percentage of their salary range midpoint. The percent of midpoint targets were set at median levels to the comparator group.

     The 1995 plan for six of the seven executive officers was based entirely on overall corporate profit before taxes. For the Senior Vice-President Operations, the plan provided for 20% of the incentive opportunity to be based on color television operations profitability, with the remaining portion based on overall corporate profitability. The Organization and Compensation Committee established threshold, target and maximum performance goals based on the business plan profit objectives for the year. Incentive payout opportunities ranged from 0% to 150% of target opportunities. Actual incentive payouts are based on the financial performance level attained and the executive's target incentive percentage.

     The annual incentive plan for the Chief Executive Officer was the same as that for the other executive officers.

     This fiscal year's financial performance failed to meet either the corporate or color television operations financial thresholds. Therefore, no bonus payments were made to any executives based on the profitability performance of this plan. However, Messrs. Thompson and Vitkus received guaranteed payments under the terms of their 1994 hiring agreements.

                              LONG TERM INCENTIVES

     The Zenith Stock Incentive Plan allows executives and key employees the opportunity to participate in the long term growth and financial success of the Company through earnings from stock options that are based entirely on common stock performance, thus linking the interests of the Company's employees with those of its stockholders. The Organization and Compensation Committee administers and authorizes stock option grants under the plan. All stock options are non-qualified options, granted at the market price on the date of grant for a ten-year term.

     Prior to the 1995 grant, the Committee determined that the options awarded under the current guidelines were not providing the competitive level desired. Based on competitive data from the sources cited above, the Committee established competitive target award levels based on a multiple of the appropriate position salary range midpoint. Award funding was determined by dividing the participants' target opportunities by the average price of a share of Zenith stock over the 12-month period prior to the grant. The Committee determined individual awards for executives within the funded amount.

     At the time of the 1995 grant, Mr. Pearlman had announced his retirement, and Mr. Moschner had been named to succeed him as Chief Executive Officer. Therefore, no options were awarded to Mr. Pearlman, and Mr. Moschner was granted 90,000 options under the new guidelines.

                         LGE TRANSACTION--NOVEMBER 1995

     On November 8, 1995, as a result of the LGE Change in Control, a new Board of Directors was designated, and a new Organization and Compensation Committee was formed. The new Committee approved a resolution to assist Messrs. Moschner and McCarthy with the tax obligations resulting from the lapse of restrictions on restricted stock held by each executive upon the LGE Change in Control, thus allowing the executives to retain their share ownership positions. The Committee further stated its interest in defining a new compensation philosophy for the executives for implementation during 1996 and requested that management, with the assistance of an independent consultant, initiate a complete study of the current executive compensation practices and competitiveness.

                   POLICY REGARDING--IRS CODE, SECTION 162(M)

     The Company plans to retain its current mix of compensation elements for the executive officers (base salary, annual-term and long-term incentives) and continue to utilize long term incentives (stock options). Under the transition rules provided in the regulations under section 162(m), Zenith's current stock incentive plan meets the requirements for performance-based compensation, and the plan need not be amended until 1997. To ensure continued deductibility of future long-term grants, the Company intends to submit a new plan for shareholder approval at that time.

     This foregoing report was furnished by the members of the Organization and Compensation Committee. The current Committee did not participate in any of the compensation decisions prior to December 1995.

                                          Eugene B. Connolly, Chairman
                                          Andrew McNally IV
                                          Nam K. Woo

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the Company's cumulative total stockholder return on its common stock, for a five-year period (December 31, 1990 to December 31, 1995) with the cumulative total return of the Standard & Poor's 500 Stock Index (which included the Company until November 8, 1995) and a peer group of companies selected by the Company for purposes of the comparison. The Company developed a group of peer issuers (whose stock is traded on the New York Stock Exchange) due to lack of an appropriate published industry peer group index. The peer group includes companies involved extensively in consumer electronics (Matsushita Electric Industrial Company Ltd.; Sony Corporation; Philips Electronics N.V.; Emerson Radio Corporation) and consumer durables manufacturers operating primarily in North America (Maytag Corporation.; Fedders Corporation).

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)           S&P 500       PEER GROUP        ZENITH
1990                                    100.00          100.00          100.00
1991                                    130.47          101.53          111.32
1992                                    140.41           85.86           88.68
1993                                    154.56          128.87          105.66
1994                                    156.60          155.29          175.47
1995                                    214.86          168.89          103.77

------------
(1) Assumes that the value of the investment in Zenith common stock and each index was $100 on December 31, 1990, and that all dividends are reinvested.

                           RELATED PARTY TRANSACTIONS

     The following represent the most significant transactions between the Company and LGE during 1995, all of which, in the opinion of management, were made at an arms-length basis:

     Product purchases: In the ordinary course of business, the Company purchases VCRs, TV-VCR combinations and components from LGE and its affiliates. The Company purchased $87.2 million of these items in 1995. Sales of product purchased from LGE and its affiliates contributed $92.5 million to sales and $5.3 million to gross margin in 1995.

     Product and other sales: The Company sells cathode ray tubes, yokes and other manufactured subassemblies to LGE and its affiliates at prices that equate to amounts charged by the Company to its major customers. Sales in 1995 by the Company to LGE and its affiliates were $31.7 million with a contribution of $2.8 million to gross margin.

     Technical agreements: The Company and LGE are currently operating under several technology agreements and licenses, including: LGE engineering support for HDTV product development and related technical and intellectual property; technology and patent licenses to LGE to develop flat tension mask products; and agreements granting LGE the right to use Zenith's patents on TV tuners. LGE's net payment in 1995 to the Company under these agreements and licenses was $1.1 million.

     As of December 31, 1995, receivables included $7.7 million from LGE and its affiliates and accounts payable included $8.9 million to LGE and its affiliates.

                             SELECTION OF AUDITORS

     The Board of Directors of the Company has selected Arthur Andersen LLP as independent public accountants to examine the consolidated financial statements of the Company for the year 1996 and to perform other accounting services. The firm of Arthur Andersen LLP, an international firm of public accountants, has performed such services for the Company since 1948. The Board of Directors considers this firm well qualified. If not otherwise specified, the proxies will be voted in favor of ratifying the selection of Arthur Andersen LLP by the Board of Directors. Representatives of that firm will be present at the meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE SELECTION OF AUDITORS.

     If the holders of a majority of the outstanding shares of common stock of the Company present at the meeting in person or by proxy and entitled to vote on the matter fail to ratify the selection of Arthur Andersen LLP as independent auditors, the Board of Directors will consider the selection of another accounting firm.

                STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

     The Company has been advised by Mr. John J. Gilbert and Ms. Margaret R. Gilbert, 29 East 64th Street, New York, NY 10021-7043 and Mr. Martin Glotzer, 7061 N. Kedzie Avenue, Chicago, Illinois 60645, that they will cause a resolution to be introduced at the Annual Meeting of Stockholders. John J. Gilbert and/or Margaret R. Gilbert, as co-trustees under the will of Minnie D. Gilbert, hold 245 shares of the Company's stock and as co-trustees under the will of Samuel Rosenthal, hold 245 shares of the Company's stock and also represent additional family interests of 200 shares of the Company's stock. Mr. Gilbert and Mr. Glotzer each hold 200 shares of the Company's stock. The text of their resolution and statement in support thereof is as follows:

     "RESOLVED: That the stockholders of Zenith Electronics Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she see fit.

                                    REASONS

          "Continued very strong support along the lines we suggest was shown at the last annual meeting when 26%, 1,363 owners of 4,837,768 shares, were cast in favor of this proposal. The vote against included 962 unmarked proxies.

          "A law enacted in California provides that all state pension holdings, as well as state college funds, invested in shares, must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

          "The National Bank Act provides for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies.

          "We think cumulative voting is the answer to find new directors for various committees. Additionally, some recommendations have been made to carry out the Valdez 10 points. The 11th should be, in our opinion, having cumulative voting and ending stagger systems of electing directors.

          "When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. Also, the huge derivative losses might have been prevented with cumulative voting.

          "Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example is Ingersoll-Rand, which has cumulative voting and won two awards. In FORTUNE magazine it was ranked second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 they raised their dividend. We believe Zenith should follow these examples.

          "If you agree, please mark your proxy for; if you disagree mark against. NOTE: PROXY OR PROXIES NOT MARKED WILL BE VOTED AGAINST THIS RESOLUTION."

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

     Each director of the Company currently is elected by the holders of a plurality of the shares of common stock of the Company present at the annual meeting. Cumulative voting, however, could allow a small group of stockholders to elect one or more directors. A director elected in this way would be the choice of and could represent the special interests of the stockholder group responsible for electing the director. The partisanship among directors and the voting on behalf of special interests that might result could interfere with the effective functioning of the Board and could be contrary to the interests of the Company and its stockholders as a whole.

     The Board of Directors continues to believe that directors should serve the best interests of the Company and all of its stockholders rather than the special interests of a small group of stockholders. The Board believes that the present system of voting, whereby directors are elected by the holders of a plurality of the shares present at the annual meeting, provides the most effective management and the best assurance that the directors' decisions will be in the interests of all stockholders. The Board recommends that stockholders vote AGAINST this proposal.

               STOCKHOLDER PROPOSAL REGARDING MEXICAN OPERATIONS

     The following proposal was submitted by nine religious stockholder organizations whose names and addresses and the number of shares owned by each will be furnished orally or in writing as requested, promptly upon receipt of any oral or written request therefor. The text of their resolution and statement in support thereof is as follows:

     "WHEREAS, we believe Zenith Electronics operations in Mexico should respect fundamental principals of safe environmental practices, adequate health and safety standards for workers, and compensation which would provide for a dignified quality of life for workers.

     "RESOLVED that shareholders request the Board of Directors to provide a comprehensive report describing our company's maquiladora operations as well as a forecast of operations under NAFTA, the North American Free Trade Agreement. This report should be available to shareholders on request within six months of the 1996 annual shareholders meeting, may omit confidential information and be prepared at reasonable cost.

                              SUPPORTING STATEMENT

     "Our company was one of the first to see that competitive pressures in its main business, consumer video products, required it to cut costs by manufacturing these products in a low wage country. The majority of our workers are in Mexico. Only picture tubes are finally assembled in the United States.

     "Our Company operates in different regions of Mexico and pays substantially different compensation for the same work, yet the cost of living is approximately the same in all border regions. We believe that wherever Zenith operates, it has the responsibility to pay its employees a sustainable wage enabling them to provide for themselves and their families.

     "The proponents of this resolution recommend that the report include the following areas:

     "1. The average wages paid maquiladora employees; how these compare with local cost of living and poverty levels; and, what tool is used to determine that wages paid enable employees to provide for themselves and their families.

     "2. Worker health and safety; process for addressing sexual harassment complaints.

     "3. Employment practices and industrial relations with respect to employees' rights to freedom of association, labor organization, free collective bargaining and nondiscrimination in employment.

     "4. Additional compensation to employees, such as: housing, potable water, sewers, and child care.

     "A report, such as the one requested, will demonstrate our Company's commitment for the welfare of all its employees and the protection of the environment."

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that the development of such a report would be unnecessary and burdensome and could precipitate requests for numerous specialized reports, the principal objectives of which, in the opinion of the Company, would be to focus public attention on broad social and economic concerns rather than to advance the interests of the Company and its stockholders. The Board of Directors recommends that stockholders vote AGAINST this proposal.

                                 OTHER MATTERS

     As of the date of this proxy statement, the management does not know of any business other than that mentioned above which will be presented for consideration. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in accordance with their best judgment on such matters.

     The solicitation of proxies for the meeting is being made by mail, although the Company may also use its officers and regular employees to solicit proxies from stockholders, personally or by telephone, telecopy, telegraph or letter. Such persons will receive no additional compensation for such services. The cost of preparing, assembling and mailing this and any supplemental proxy material, and all other costs of this solicitation will be borne by the Company. Arrangements will be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the Company's common stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company has engaged D. F. King & Company, Inc. ("D.F. King") to provide advisory services, to assist in soliciting proxies and to provide materials to custodians, nominees and fiduciaries and has agreed to indemnify D.
F. King against certain liabilities. For such services, the Company will pay D.
F. King approximately $4,000, plus reasonable out-of-pocket costs and expenses.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     In order to be considered for inclusion in the Company's 1997 proxy statement, stockholder proposals must be received on or before November 25, 1996.

                 NUMBER OF SHARES OUTSTANDING AND VOTING RIGHTS

     The Company has 100,000,000 shares of common stock of $1 par value authorized of which 63,437,742 are outstanding and entitled to vote as of March 1, 1996. The holders of the common stock are entitled to one vote for each share held and may not cumulate votes for directors.

                                            By order of the Board of Directors

                                            Richard F. Vitkus
                                            Senior Vice President,
                                            General Counsel and Secretary

March 18, 1996

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. STOCKHOLDERS ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                               STOCKHOLDERS PROXY
                         ZENITH ELECTRONICS CORPORATION
                   1000 MILWAUKEE AVENUE, GLENVIEW, IL 60025

        The undersigned hereby appoints Wayne M. Koprowski, Richard F. Vitkus and Stephen K. Weber or any of them, as proxies with full power of substitution or revocation, to represent and vote all the shares of common stock held of record on March 1, 1996, by the undersigned, at the annual meeting of stockholders of Zenith Electronics Corporation to be held at Zenith's corporate offices, 1000 Milwaukee Avenue, Glenview, Illinois, on Wednesday, April 24, 1996, at 9:00 a.m., or any adjournment thereof on the election of directors, the ratification of the selection of independent auditors, the two stockholder proposals and on such other business as may properly come before the meeting.

        THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS AS MAY BE GIVEN ON THE REVERSE SIDE OF THIS PROXY CARD. IT IS UNDERSTOOD, HOWEVER, THAT THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND THE RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS, BUT AGAINST THE TWO STOCKHOLDER PROPOSALS, UNLESS CONTRARY INSTRUCTIONS ARE SPECIFIED. THE SPACES FOR YOUR VOTES AND SIGNATURE ARE SET FORTH ON THE REVERSE SIDE. PLEASE VOTE, SIGN AND RETURN PROMPTLY. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                        ZENITH ELECTRONICS CORPORATION
                                        P.O. BOX 11034
                                        NEW YORK, N.Y.  10203-0034



                   (Continued, and to be signed and dated, on the reverse side)

ZENITH ELECTRONICS CORPORATION        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
1000 Milwaukee Avenue                        TO BE HELD APRIL 24, 1996
Glenview, IL  60025

Dear Stockholder:

     The annual meeting of stockholders of Zenith Electronics Corporation will be held on Wednesday, April 24, 1996, 9:00 a.m. at Zenith's corporate offices, 1000 Milwaukee Avenue, Glenview, Illinois, for the following purposes:

     1.  To elect ten directors.

     2.  To approve the selection of independent auditors.

     3.  To act on two stockholder proposals.

     Only holders of Common Stock of Zenith Electronics Corporation of record at the close of business on March 1, 1996, will be entitled to vote at the meeting or any adjournment thereof.

     TO BE SURE THAT YOUR VOTE IS COUNTED, WE URGE YOU TO COMPLETE AND SIGN THE PROXY CARD BELOW, DETACH IT FROM THIS LETTER AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.


                                          ON BEHALF OF YOUR BOARD OF DIRECTORS


                                          Richard F. Vitkus
                                          RICHARD F. VITKUS
                                          Senior Vice President,
                                          General Counsel and Secretary


                             DETACH PROXY CARD HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.
1.  Election of Directors           FOR all nominees             WITHHOLD AUTHORITY to vote             EXCEPTIONS
                                    listed below  /  /           for all nominees listed below  /  /                    /  /

Nominees: T. Kimball Brooker, Ki-song Cho, Eugene B. Connolly, Robert A. Helman, Cha Hong (John) Koo, Hun Jo Lee, Andrew McNally IV,
          Albin F. Moschner, Yong Nam and Peter S. Willmott.
INSTRUCTIONS:  To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.

2.  Selection of Arthur Andersen LLP as independent auditors      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 3 AND 4.
    of the Company                                                3.  Stockholder proposal regarding cumulative voting.

    FOR  /  /   AGAINST  /  /   ABSTAIN  /  /                         FOR  /  /    AGAINST  /  /     ABSTAIN  /  /

                                                                  4.  Stockholder proposal regarding report on Mexican operations.

                                                                      FOR  /  /     AGAINST  /  /     ABSTAIN  /  /

                                                                                                   Change of Address or
                                                                                                   Comments Mark Here  /  /

                                                                                        Please sign exactly as name appears hereon.
                                                                                        Persons signing in a representative
                                                                                        capacity should indicate their capacity.  A
                                                                                        proxy for shares held in joint ownership
                                                                                        should be signed by each owner.  If a
                                                                                        Corporation, please sign in full corporate
                                                                                        name by President or other authorized
                                                                                        officer.

                                                                                        DATED:  ____________________________, 1996

                                                                                        __________________________________________
                                                                                                  Signature of Stockholder
                                                                                        __________________________________________
                                                                                                   Signature of Stockholder

                                                                                         Vote MUST be indicated
Please sign, date and mail this proxy in the enclosed postage-paid envelope.             (x) in Black or Blue ink.          /X/

                              STOCKHOLDER PROXY
                        ZENITH ELECTRONICS CORPORATION
                   1000 MILWAUKEE AVENUE, GLENVIEW, IL 60025

        The undersigned hereby directs The Bank of New York, as trustee of the Zenith Profit-Sharing Retirement Trust (the "Trustee"), to represent and vote, as designated on the reverse side hereof, either in person or by proxy appointing Wayne M. Koprowski, Richard F. Vitkus and Stephen K. Weber or any of them, as proxies with full power of substitution or revocation, to represent and vote all the shares of common stock held of record on March 1, 1996, in the Zenith Stock Fund representing the undersigned's interest in such Fund, at the annual meeting of stockholders of Zenith Electronics Corporation to be held at Zenith's corporate offices, 1000 Milwaukee Avenue, Glenview, Illinois, on Wednesday, April 24, 1996, at 9:00 a.m., or any adjournment thereof on the election of directors, the ratification of the selection of independent auditors, the two stockholder proposals and on such other business as may properly come before the meeting.

        THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS AS MAY BE GIVEN ON THE REVERSE SIDE OF THIS PROXY CARD. IT IS UNDERSTOOD, HOWEVER, THAT THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND THE RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS, BUT AGAINST THE TWO STOCKHOLDER
PROPOSALS UNLESS CONTRARY INSTRUCTIONS ARE SPECIFIED.  THE SPACES FOR YOUR
VOTES AND SIGNATURE ARE SET FORTH ON THE REVERSE SIDE. PLEASE VOTE, SIGN AND RETURN PROMPTLY. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                        ZENITH ELECTRONICS CORPORATION
                                        P.O. BOX 11034
                                        NEW YORK, N.Y.  10203-0034



                   (Continued, and to be signed and dated, on the reverse side)

ZENITH ELECTRONICS CORPORATION        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
1000 Milwaukee Avenue                        TO BE HELD APRIL 24, 1996
Glenview, IL  60025

Dear Fellow Zenith Employee:

     Enclosed is your copy of Zenith's 1995 Annual Report and Proxy Statement. As a member of the Zenith Profit-Sharing Retirement Plan with an investment in the Zenith Stock Fund (ZSF), you can decide how the shares in the ZSF will be voted to elect the Board of Directors, to ratify the selection of our independent auditors and to vote on two stockholder proposals.

     By signing and returning the attached proxy card in the accompanying envelope, you tell the plan's trustee, The Bank of New York, how to vote your portion of the shares in the ZSF. Only the trustee will know how you voted.
If you don't vote, the trustee will automatically vote shares in the ZSF in the same proportion as votes received from other profit-sharing plan members.

     Zenith's future depends on the efforts and support of everybody in the Zenith family. Because of your important role in carrying out our strategy, I urge you to read the annual report to understand our progress and future plans.

     The annual meeting of stockholders of Zenith Electronics Corporation will be held on Wednesday, April 24, 1996, at 9:00 a.m. at Zenith's corporate offices, 1000 Milwaukee Avenue, Glenview, Illinois.


                                          ON BEHALF OF YOUR BOARD OF DIRECTORS

                                          Albin F. Moschner
                                          ALBIN F. MOSCHNER
                                          President and
                                          Chief Executive Officer


                             DETACH PROXY CARD HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1 AND 2.
1.  Election of Directors           FOR all nominees             WITHHOLD AUTHORITY to vote             EXCEPTIONS
                                    listed below  /  /           for all nominees listed below  /  /                    /  /

Nominees: T. Kimball Brooker, Ki-song Cho, Eugene B. Connolly, Robert A. Helman, Cha Hong (John) Koo, Hun Jo Lee, Andrew McNally IV,
          Albin F. Moschner, Yong Nam and Peter S. Willmott.
INSTRUCTIONS:  To withhold authority to vote for any individual nominees, mark the "Exceptions" box and strike a line through that nominee's name.

2.  Selection of Arthur Andersen LLP as independent auditors      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 3 AND 4.
    Company.                                                      3.  Stockholder proposal regarding cumulative voting.

    FOR  /  /   AGAINST  /  /   ABSTAIN  /  /                         FOR  /  /    AGAINST  /  /     ABSTAIN  /  /

                                                                  4.  Stockholder proposal regarding report on Mexican operations.

                                                                      FOR  /  /     AGAINST  /  /     ABSTAIN  /  /

                                                                                                   Change of Address or
                                                                                                   Comments Mark Here  /  /

                                                                                        Please sign exactly as name appears hereon.

                                                                                        DATED:  ____________________________, 1996

                                                                                        __________________________________________
                                                                                                   Signature of Employee

                                                                                         Vote MUST be indicated
Please sign, date and mail this proxy in the enclosed postage-paid envelope.             (x) in Black or Blue ink.          /  /